Exhibit 10.3

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

ADVISORY AGREEMENT

This Amendment No. 1 to the Amended and Restated Advisory Agreement (this “Amendment”) is made and entered into as of August 31, 2020, by and among Steadfast Apartment REIT, Inc., a Maryland corporation (the “Company”), Steadfast Apartment Advisor, LLC, a Delaware limited liability company (the “Advisor”), and Steadfast Apartment REIT Operating Partnership, L.P. (f/k/a Steadfast Income REIT Operating Partnership, L.P.), a Delaware limited partnership (the “OP”). The Company, the Advisor and the OP are collectively referred to herein as the “Parties”. Capitalized terms used but not defined herein shall have the meaning set forth in the Advisory Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Company and the Advisor previously entered into that certain Amended and Restated Advisory Agreement, dated as of March 5, 2020 (as amended, the “Advisory Agreement”), which provided for, among other matters, the management of the Company’s day-to-day activities by the Advisor;

WHEREAS, the OP became a party to the Advisory Agreement pursuant to a Joinder Agreement made and entered into on August 31, 2020, by and among the OP, the Advisor and the Company;

WHEREAS, the current term of the Advisory Agreement expires March 6, 2021, which may be renewed for an unlimited number of successive one-year terms; and

WHEREAS, pursuant to Section 28 (Modification), the Parties desire to amend the Advisory Agreement pursuant to this Amendment in order to (i) remove certain restrictions on the Company to internalize the management functions performed by the Advisor, (ii) clarify certain obligations of the Parties and (iii) amend the form of payment of the Investment Management Fees and Loan Coordination Fee (each as defined in the Advisory Agreement).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

AMENDMENT

Section 1.1 Amendment to Section 14 (Business Combinations). Section 14 of the Advisory Agreement is hereby deleted in its entirety and is replaced with “14. [RESERVED]”.

Section 1.2 Amendment to Payment Obligations. The Company shall pay to the Advisor all accrued and outstanding amounts owed to the Advisor pursuant to the Advisory Agreement as of August 31, 2020 (the “Accrued Amounts”), within thirty (30) days of the date of this Amendment, which shall be payable in the form of cash and stock as set forth in the Advisory Agreement without regard to any amendment herein. The Parties agree that the OP shall be responsible for the payment of any amounts due and payable by the OP pursuant to the Advisory Agreement, as amended hereby, that accrue on or after September 1, 2020.

Section 1.3. Amendment to Section 9 (Fees). Subject to Section 1.2 above, Section 9 of the Advisory Agreement is hereby amended and replaced as follows:

9. FEES. The OP shall pay the Advisor the following fees subject to the conditions set forth below.

(a) Acquisition Fees. The OP shall pay to the Advisor or an Affiliate an Acquisition Fee payable by the OP, in cash, as compensation for services rendered in connection with the investigation, selection, acquisition (by purchase, investment or exchange), origination, development, construction or improvement of Investments as set forth in Section 3(b) hereof. The total Acquisition Fees payable to the Advisor or its Affiliates shall equal 0.5% of (1) the Cost of Investment or (2) the Company’s allocable portion of the purchase price in connection with the acquisition or origination of any Investment acquired through a Joint Venture. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the OP shall be subject to the limitations on acquisition fees contained in (and defined in) the Articles of Incorporation. The Advisor shall submit an invoice to the OP following the closing of each Investment, accompanied by a computation of the Acquisition Fee. Generally the Acquisition Fee shall be paid to the Advisor at the closing of the transaction upon receipt of the invoice by the OP; provided, however, that such Acquisition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer. In addition, payment of the Acquisition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Acquisition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

(b) Limitation on Total Acquisition Fees, Origination Fees and Acquisition Expenses. In no event will the total of all Acquisition Fees and Acquisition Expenses (including any Loan Coordination Fee) payable with respect to a particular Investment exceed 4.5% of the “Contract Price for the Property,” as defined in the NASAA REIT Guidelines, unless a majority of the Independent Directors approves the Acquisition Fees and Acquisition Expenses and determines the transaction to be commercially competitive, fair and reasonable to the OP.

(c) Disposition Fee. In connection with a Sale of an Investment in which the Advisor or any Affiliate of the Advisor provides a substantial amount of services as determined by a majority of the Independent Directors, the OP shall pay to the Advisor or its Affiliate, in cash, a Disposition Fee up to one-half of the Competitive Real Estate Commission paid, but in no event to exceed 0.5% of the Sales Price of the Investment sold. Any Disposition Fee payable under this Section 9(c) may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the OP for the Sale of each Real Estate Asset shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6.0% of the Contract Sales Price. Substantial assistance in connection with a Sale may include the preparation of an investment package (for example, a package including a new investment analysis, rent rolls, Argus projections, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or other such substantial services performed in connection with a Sale. The Advisor shall submit an invoice to the OP following the closing or closings of each disposition, accompanied by a computation of the Disposition Fee. Generally, the Disposition Fee shall be paid to the Advisor at the closing of the transaction upon receipt of the invoice by the OP; provided, however, that such Disposition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer. In addition, payment of the Disposition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Disposition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

(d) Investment Management Fee. The Advisor shall receive the Investment Management Fee as compensation for services rendered in connection with the management of the Company’s assets as set forth in Section 3(c) hereof. The Investment Management Fee shall be payable to the Advisor in cash monthly in an amount equal to one-twelfth of 1.0% of the Cost of Investments. The Advisor shall submit a monthly invoice to the OP, accompanied by a computation of the Investment Management Fee for the applicable period. Generally, the Investment Management Fee payable to the Advisor shall be paid in cash on the last day of such month, or the first business day following the last day of such month. In addition, payments of the Investment Management Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Investment Management Fee shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

(e) Loan Coordination Fee. The OP will pay the Advisor or one of its Affiliates, in cash, the Loan Coordination Fee equal to 0.5% of (1) the initial amount of new debt financed or outstanding debt assumed in connection with the acquisition, development, construction, improvement or origination of any type of Real Estate Asset or Real Estate-Related Asset acquired directly or (2) the Company’s allocable portion of the purchase price and therefore the related debt in connection with the acquisition or origination of any type of Real Estate Asset or Real Estate-Related Asset acquired through a Joint Venture.

As compensation for services rendered in connection with any financing or the refinancing of any debt (in each case, other than at the time of the acquisition of a property), the OP will also pay the Advisor or one of its Affiliates a Loan Coordination Fee equal to 0.50% of the amount refinanced or the Company’s proportionate share of the amount refinanced in the case of Investments made through a Joint Venture.

(f) [Reserved.]

(g) Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

ARTICLE II

MISCELLANEOUS

Section 2.1 Continued Effect. Except as specifically set forth herein, all other terms and conditions of the Advisory Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Advisory Agreement and the terms of this Amendment, the terms of this Amendment shall control.

Section 2.2 Counterparts. The Parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page of this Amendment or any document or instrument delivered in connection herewith by telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Amendment or such other document or instrument, as applicable.

Section 2.3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

STEADFAST APARTMENT REIT, INC.

By:	/s/ Ella S. Neyland
Name: Ella S. Neyland
Title: Chief Financial Officer

STEADFAST APARTMENT ADVISOR, LLC

By:	/s/ Ana Marie de Rio
Name: Ana Marie del Rio
Title: Secretary

STEADFAST APARTMENT REIT OPERATING PARTNERSHIP, L.P.

By: STEADFAST APARTMENT REIT, INC., its General Partner

By:	/s/ Ella S. Neyland
Name: Ella Shaw Neyland
Title: Chief Financial Officer